Exhibit 10.18

JOINT VENTURE AGREEMENT

FOR

DESTROYING AND UTILISING METHANE FROM THE
OTI SANITARY LANDFILL IN KUMASI

BETWEEN

KUMASI METROPOLITAN ASSEMBLY,

J. STANLEY-OWUSU GROUP OF COMPANIES

AND

BLUE SPHERE CORPORATION

FEBRUARY 2011

Joint Venture Agreement between the Kumasi Metropolitan Assembly, J Stanley-Owusu Group of Companies and Blue Sphere Corporation with respect to destroying and utilising methane from the Oti Sanitary Landfill in Kumasi

This agreement relates to a joint venture carbon credit project and is entered into in Kumasi, Ghana on 2 February 2011 between:

1. the Kumasi Metropolitan Assembly (“KMA”), which is a legal person under applicable Ghanaian law;
2. J Stanley-Owusu Group of Companies (“JSO”), which is a legal person under applicable Ghanaian law; and
3. Blue Sphere Corporation (“BSC”), a corporation organised under the laws of Nevada (together the “Parties”).

WHEREAS:

а) KMA provided BSC with the landfill data requested by BSC, which BSC analyzed with a view toward implementing a clean development mechanism landfill methane and/or compost or other alternative waste treatment project in accordance with approved methodologies AM0025 and/or ACM0001 (the “Project”) under the Kyoto Protocol to the United Nations Framework Convention on Climate Change or its replacement protocol both as amended or extended (“KP”); and

b) On the basis of the data provided, BSC concluded on a preliminary basis that implementing the Project makes economic sense.

c) Following thereon, on 16 and 17 August 2010, BSC and KMA conducted a feasibility study at the site of the landfill (the “Study”) and, based on the result thereof, concluded that implementing the Project would, in fact, make economic sense and, therefore, the Parties now agree to commence implementation of the Project in a commercially reasonable timeframe on the basis of the following conditions.

Now, therefore, the Parties have agreed as follows:

Article 1.  Project Registration

1.1 Registration Process. BSC has the right to select at its sole discretion and enter in contracts with one or more designated operational entities (each a “DOE”) for validation, verification and certification of the Project.

1.2 PDD. BSC will prepare the project idea note (“PIN”) and project document design (“PDD”), which shall include the data on the baseline scenario that is required for validation of the PDD. Preparation of the PDD shall commence after this Agreement has been signed.  BSC shall coordinate with the relevant DOE any pre-monitoring for the Project and, afterwards, the Parties will discuss and agree a time period for completing the PDD.

1.3 Approval of the Ghanaian Designated National Authority (DNA).  BSC will obtain the necessary approvals from the Ghanaian DNA and perform all obligations within Ghana relating to licensing, permits, agreements, concessions and authorisations required for the Study and the Project.   KMA will use reasonable endeavours to assist BSC in obtaining any and all Ghanaian approvals in a commercially reasonable timeframe.

1.4 Receipt of registration and other approvals for the Project. Both Parties will use reasonable endeavours to register the Project and obtain all other approvals for the Project.  The Parties will also accomplish all necessary actions to affirm the Project in the country of the purchaser of the certified emission reductions (“CERs”) to be produced by the Project in accordance with the KP.  The Parties will work closely with the DOE and facilitate with respect to validation, registration, verification, certification of the emissions reduction and issue of the Project’s CERs by the Executive Board of the UNFCCC.

1.5 Action Plan for Monitoring. BSC in coordination with KMA will prepare a monitoring plan in accordance with the ACM0001 under the KP (“Monitoring Plan”).  BSC will implement the Monitoring Plan and will conduct the monitoring required thereby.

1.6 Communications. Both Parties agree that BSC will be the focal point for all communications relating to the Project with all Ghanaian and international commissions, bureaus, departments, administrative agencies, regulatory authorities (collectively “International Agencies”) in order to achieve the goals of the UNFCCC, including, but not limited to, communications relating to the allocation of CERs.  BSC will inform KMA and JSO of all material communications with International Agencies relating to the Project.

1.7 Transfer of CERs/Gas Rights. The Parties agree to allocate all CERs obtained from the Project to BSC’s registry account at the UNFCCC or the registry account of a third party purchaser designated by BSC.  Each of KMA and JSO also hereby transfers to BSC (or to the order of BSC) all right, interest and title in, to and under any greenhouse gases found in and/or extracted from the Oti Sanitary Landfill.

1.8 Energy Generation.  In the event that there is a sufficient flow and quality of gas to make the installation of a power and heat generator profitable, as determined after the first issuance of CERs, the Parties will use their reasonable endeavours to negotiate and enter into a separate agreement for the installation of power generation equipment.  The Parties agree that any party that invests funds into power and heat generation shall first recoup 100% of its investment before any earnings from the sale of power and heat are shared in proportion to the funds invested in such heat generation project.

Article 2.  Services to be provided by BSC and KMA

2.1. BSC will perform the following services in connection with the Project:

a) PIN, PDD and registration of the Project, as described in sub-articles 1.2 and 1.4 above;
c) financing 100% of the expenses described in Article 4 hereof;
d) provision of data required for the installation of monitoring and other required equipment;
e) delivery of measurement equipment, equipment for processing and storing data and a means for transferring data, together with all technical documentation, required for the Project;
f) delivery of flare, compost and/or other related systems and other required equipment together with all technical documentation; and
g) marketing and sale of CERs in accordance with Article 5 hereof.

2.2 KMA will perform the following services in connection with the Project:

a) obtaining all Ghanaian consents and authorisations required to implement the Project and will assist BSC in obtaining all CDM-related consents and authorisations in Ghana, including, but not limited to, the letter of endorsement and the letter of approval to be provided by the Ghanaian designated national authority;
b) granting unrestricted access to persons and companies participating in the implementation of the Project; and
c) providing data and otherwise cooperating with all reasonable requests to be made by persons and companies participating in the implementation of the Project.

Article 3. Acquisition of equipment for the Project

3.1 BSC will purchase and deliver equipment and catalyst for the Project in accordance with the laws of Ghana.
3.2 The technical conditions relating to the Project equipment, including monitoring equipment, will correspond to approved methodology ACM0001.

Article 4. Expenses and Costs

4.1 The following items will be considered General Expenses to be financed by BSC and to be reimbursed to BSC out of the proceeds to be received from the sale of CERs:

Activities financed or to be financed by BSC

4.1.1 the Study;
4.1.2 PIN and PDD;
4.1.3 validation;
4.1.4 initial verification;
4.1.5 registration with the UNFCCC;
4.1.6 verification of the first issue of CERs;
4.1.7 gas collection and flare system;
4.1.8 vehicles (if any), site clearance, hauling, engineered landfill cap, drilling, installation of suction wells, gas pipeline network, moisture condenser and other related equipment;
4.1.9 spare parts (if any);

4.1.10 project management work required in connection with installing the flare system and all related systems and equipment;
4.1.11 cost of capital to be invested in the Project; and
4.1.12 cost of monitoring equipment corresponding to ACM0001.

Expenses to be financed out of CER revenues

4.1.13 preparation of the PDD for the second and third crediting periods;
4.1.14 verification of the second and subsequent issuances of CERs;
4.1.15 gas collection and flare system replacement (if required)
4.1.16 compost and/or other alternative waste treatment systems, equipment, installation and operation;
4.1.17 amounts of CERs to be allocated to the UNFCCC;
4.1.18 ongoing maintenance and repair; and
4.1.19 other Project expenses to be incurred in Ghana to be agreed by both Parties.

Article 5. Мarketing and sale of CERs

5.1 Both Parties agree that marketing of CERs will be accomplished by BSC in a transparent manner in its sole discretion.  Before concluding an agreement to sell the Project’s CERs, BSC will provide KMA an opportunity to comment on the sale terms, including price.  BSC will consider such changes in good faith, but will not be under any obligation to accept such changes.

Article 6. Reimbursement of Expenses and Allocation of Profit

6.1 Both Parties agree to divide the revenue to be received from the sale of CERs from the Project in the following manner:

6.1.1 The Parties agree that such revenue division shall be divided into two phases:  (i) pre-reimbursement and (ii) post-reimbursement.

6.1.2 With respect to the pre-reimbursement period, the Parties agree that, for so long as the spot price per CER as published on www.pointcarbon.com or www.bluenext.fr remains at or above €10, KMA will receive 8% and JSO 2.5% of the gross revenues from the sale of the Project’s CERs until BSC has fully recouped its investment in and any other costs incurred in respect of the Project.  If the spot price per CER falls below €10, the percentage to be received by KMA and JSO prior to BSC recouping its investment shall be adjusted downward accordingly as per the table immediately below.  After BSC has recouped its investment, the allocation scheme set forth in the table in sub-article 6.2 below shall become effective.

Pre-Reimbursement Allocation to KMA, JSO and BSC:

Year	At a price of €10+ per CER	At a price of €9 per CER	At a price of €8 per CER
2011	8% to KMA, 2.5% to JSO and 89.5% to BSC	7% to KMA, 2.5% to JSO and 90.5% to BSC	6.5% to KMA, 2% to JSO and 91.5% to BSC
2012	8% to KMA, 2.5% to JSO and 89.5% to BSC	7% to KMA, 2.5% to JSO and 90.5% to BSC	6.5% to KMA, 2% to JSO and 91.5% to BSC
2013	8% to KMA, 2.5% to JSO and 89.5% to BSC	7% to KMA, 2.5% to JSO and 90.5% to BSC	6.5% to KMA, 2% to JSO and 91.5% to BSC

6.1.3 100% of the Project Costs to be incurred by and paid for by BSC up until the first receipt of the Project’s CER sale revenue will be reimbursed from the revenue to be received from the sale of CERs.  As at the date of this Agreement, Project Costs are estimated to be between €2,000,000 and €3,000,000.  A more exact estimate will be available as soon as quotes from reputable suppliers and service performers are received.

6.1.4 Subject to KMA and JSO’s right to receive an aggregate of 10% of the gross proceeds from the sale of CERs as described more fully in sub-article 6.1.2 above each year, an amount sufficient to cover such expenses will be deducted from any CER revenue and reimbursed to BSC until 100% of such expenses have been reimbursed.  It is expected, but not guaranteed, that 100% of the Project Costs will be reimbursed within 2-4 years.  Both the extent of the Project Costs and the amount of time in which they will be recouped will become known only after CERs are received in respect of the Project.  Any remaining revenues for the life of the Project will be allocated amongst the Parties in accordance with sub-article 6.2 below.

6.2 After reimbursing all relevant costs to BSC, all remaining CER revenues will be allocated between BSC and KMA as follows:

Post-Reimbursement Allocation to KMA and BSC:

Years	Allocation
2014 – 2016	KMA will receive 22.5%, JSO 2.5% and BSC 75%
2017 – 2018	KMA will receive 23%, JSO 5% and BSC 72%
2019 – 2022	KMA will receive 38%, JSO 7.5% and BSC 54.5%
2023 – 2031	KMA will receive 43%, JSO 7.5% and BSC 49.5%

6.3 The Parties agree that all expenses to be incurred in connection with the Project will be reasonably related to the implementation thereof and will, to the extent practicable, be communicated to the other Party before their incurrence.  This communication will be in the form of an annual budget. A statement of budgetary variance (actual expenditure versus budget) will be submitted to KMA one month after year-end.

6.4 For the avoidance of doubt, the Parties understand and agree that KMA and JSO will not receive both pre-reimbursement and post-reimbursement remuneration at the same time.  As per the relevant terms of Articles 6.1 and 6.2, KMA and JSO will receive an aggregate of 10% (subject to the spot price remaining at or above €10 per CER) of the gross proceeds actually received from the sale of CERs during the pre-reimbursement period (for however long such period lasts (i.e., whether it is 1, 2 or 3 years) and 25% (stepping up to 50.5% in 2023) of the gross proceeds starting immediately after BSC has been fully reimbursed.

6.5 Each Party will receive their respective share of CER revenue in accordance with arrangements to be made by such Party relating to bank accounts and wire transfers.

Article 7. Exclusivity

KMA hereby grants the right to implement the Project to BSC or its affiliates in consultation with BSC as set froth herein on a sole and exclusive basis. KMA will not grant any other party any rights in connection with the Project, including without limitations, the rights to the Project’s CERs, CER revenues and landfill gases resulting from municipal solid waste dumped and/or from co-disposal of sludge from septage treatment pond operation at the lower south-east corner of the Kumasi landfill and any other septage facilities.

Article 8. Confidentiality

8.1. For so long as this Agreement is in force and for 5 years after its termination, the Parties agree to keep confidential all information marked as confidential received from the other Party or that is understood to be confidential at the time of disclosure and not to disclose such information without the consent of the Party.  Nor will either party use any confidential information other than for the purposes of this Agreement.

8.2. For the avoidance of doubt, confidential information will include all documents, data, technical information, business, financial and other information, written or oral, disclosed in connection with this Project with the exception of documents, data and/or information that:
а) when disclosed or subsequently, is or becomes public information (not including as a result of a breach of this Agreement);
b) was in the possession of the disclosing Party prior to its receipt from the other Party; and
с) was received from a third-party and is not subject to any limitations on its disclosure.

8.3 Notwithstanding the foregoing, the receiving Party may disclose confidential information to its counsel, technical or commercial consultants, agents, subcontractors and its partners (collectively “Consultants”) for the purpose of implementing the Project on the condition that the receiving Party inform its Consultants of the confidential nature of such information and bind the Consultant to observe the provisions contained in this Article 8.

Article 9. Term and Termination

9.1 Notwithstanding anything to the contrary contained herein, either Party may terminate this Agreement by written notice to the other Party in the event of a material breach of this Agreement by the other Party and the failure to cure such breach within 14 days of receipt of notice thereof.  For the purpose of this Article 9.1 and this Agreement, the Parties agree that Ghanaian and Israeli bank holidays shall not count toward the fulfilment of any period of days referred to in this Agreement.

9.2 Notwithstanding any cessation of this Agreement, the right to receive profit in accordance with Article 6 and the obligation to perform any unperformed obligations remain in force and survives any termination hereof.

9.3. The termination of this Agreement in accordance with the foregoing will be without prejudice to Articles 1.7 and 8 hereof, which will also remain in force notwithstanding any termination.

9.4  In the event that in the sole discretion of BSC the PDD process produces an unsatisfactory outcome, then BSC will be entitled to terminate this agreement with immediate effect and KMA shall not have any claim against BSC for such termination.

9.5 In the event that in the sole discretion of BSC, there occurs a change to the KP or its replacement, which will materially change the profitability of the Project, then BSC will be entitled to terminate this agreement with immediate effect and KMA and JSO shall not have any claim against BSC for such termination.

9.6 This Agreement will terminate 21 years following the first issuance of CERs by the Executive Board of the CDM as described in the KP or such later date as agreed by the Parties (the “Expiration Date”).

Article 10.  Representations and Warranties

10.1 Except as otherwise stated below, each of the Parties represents and warrants to the other Parties that:

10.1.1 it possesses the full power, authority and legal right to enter into this Agreement and to perform its obligations hereunder;

10.1.2 it is not party to any agreement that prevents it from fulfilling all its obligations hereunder or that impairs or may impair any of its responsibilities or obligations hereunder;

10.1.3 all consents, approvals, authorizations and orders necessary for the execution, delivery and performance of this Agreement have been obtained;

10.1.4 the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any terms or provisions of, or constitute a default under, any statute, indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject, nor will such action result in any violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over it; and

10.1.5 if the co-operation of any third party (including an affiliate) is required in the performance by it of its obligations under this Agreement or any related agreement, that it has obtained or is able to obtain the binding agreement of such a third party to co-operate in the performance of this Agreement.

10.2 Each of KMA and JSO represents and warrants to BSC that no other government or private entity in or outside of Ghana has a right or interest in the Project, CERs or proceeds from the sale thereof to be received in connection with the Project and that it has the entire right, free and clear of any third parties rights or claims, to transfer and convey rights in, to and under the Project to BSC as set forth in this Agreement.

Article 11. Force Majeure

The failure to perform or delay in performance shall not constitute a breach of this Agreement if such failure or delay is caused by force majeure circumstances.  The Party that is subject to force majeure circumstances shall within 3 calendar days of learning thereof inform the other Party in writing and supply supporting documents or evidence. Force majeure circumstances shall include events that are beyond the control of a Party or are extraordinary events that delay or render performance unfeasible or impossible.  In particular, such circumstances will include any of the following:  (a) natural calamity (e.g., lightning, earthquake, flood, mudslide, etc.), fire, accident, explosion, epidemic and quarantine; (b) military conflict, blockade, revolution, diversion, armed revolt or extraordinary events taking place in the relevant region; (c) strikes and other labour conflicts; and (d) any other event, reason or circumstance analogous to the foregoing and that is beyond the control of the Parties.

Article 12. Amendments to this Agreement

12.1 Any changes to this Agreement will be accomplished by means of supplemental written agreements between the Parties.

12.2 BSC may transfer its right, title and interest in, to and under this Agreement to a third party, who is investing in the Project.

Article 13. Governing Law and Dispute Resolution

13.1 This Agreement is governed by the law of England and Wales without regard for its conflict of laws principles.  All disputes arising under or in connection with this Agreement, shall be finally settled in arbitration in accordance with the rules and procedures of the London Court of International Arbitration by a single arbitrator appointed in accordance with said Rules which Rules shall be deemed to be incorporated by reference into this Article 13.1.  The decision of the arbiter shall be final.  The place of arbitration shall be London, UK and the proceedings shall be conducted in the English language. The award of such arbitration shall be final and binding upon the Parties and may be enforced in any court of competent jurisdiction. The arbitrator shall give detailed explanations and reasoning for his judgment.

13.2 This Agreement shall also be subject to the legal principle of “pacta sunt servanda” (agreements should be performed).

13.3 Each Party agrees to try to resolve all disputes and conflicts that arise between them in connection with this Agreement through timely negotiations.  If the Parties do not resolve their conflict within 90 calendar days, such conflict may be referred to arbitration in accordance with Article 13.1 above.

Article 14. Other Conditions

14.1  This Agreement may be signed in counterparts and delivered via facsimile or via email, each such counterpart (whether delivered via facsimile or otherwise), when executed, shall be deemed an original and all of which together constitute one and the same agreement.  Facsimile signatures of the Parties shall be deemed to constitute original signatures, and executed facsimile copies hereof shall be deemed to constitute duplicate originals.

14.2 KMA and BSC agree that BSC is and may be referred to in any Project documentation a Project Participant.

14.3 This Agreement constitutes the entire understanding between the parties and supersedes any prior communications, representations or agreements, whether oral or in writing, regarding the same matter between them, including the MOU dated June 23, 2010, which is hereby cancelled and superseded in all respects.

14.4 The unenforceability of any provision of this Agreement shall be without prejudice of the efficacy of the remaining provisions. Any unenforceable provision shall be replaced by such enforceable provisions as comes nearest in its commercial effect to the unenforceable provision and the mutual will of the parties.

14.5 No delay, failure or omission by either Party in enforcing, exercising or pursuing any claim or other remedy arising under this Agreement shall be deemed to be or treated as waiving that claim or other remedy.

14.6 Any provisions of this Agreement which, by nature, would survive termination or expiration of this Agreement will survive any such termination or expiration of this Agreement.

14.7 No Party shall be liable under this Agreement, for consequential, indirect, special, or punitive damages such as, but not limited to, loss of profit.

14.8 An indicative timetable is attached hereto as Annex 1.  It is not binding and is intended to give general guidance only.

14.9 Subject to and without limiting the effect of Article 12.2. herein, no Party may assign, or grant any security interest over, any of its rights under this Agreement or any document referred to in it without the prior written consent of the other Party hereto.  This Agreement is binding on, and inures to the benefit of, each Party’s respective permitted successors and assigns.

14.10 The Parties to this Agreement are not in partnership with each other and there is no relationship of principal and agent between them.

14.11 Subject to the following sentences in this Article 14.11, the Parties agree to coordinate in advance the form and substance of any public notice, publication or announcement relating to the Project.  The Parties acknowledge that BSC is subject to the reporting requirements of the U.S. Securities and Exchange Act of 1934, as amended.  As such, BSC will be entitled to make and file all required reports, notices and other announcements with the U.S. Securities and Exchange Commission and other regulatory authorities in the United States without any advance notice, consent or coordination of the other Parties hereto.

Article 15. Notice

All official notices, requests and other communications relating to this Agreement shall be in writing in English and will be considered received on the date of their dispatch (if delivered personally) or the date of their receipt (if sent by courier). All notices, requests, demands, instructions or other communications required or permitted to be given under this Agreement shall be in writing and in English and shall be deemed to have been duly given upon delivery: if manually delivered on the same Business Day (a “Business Day” is a day on which the major commercial banks in Israel are open for business); or, if mailed by registered or certified mail, postage prepaid, after 3 Business Days from the date of mailing; or if by fax which gives the sender proof of delivery, on the first Business Day after such transmission, to the respective Party’s address as set forth herein below or to such other address or fax number of which notice has been given in the manner above provided.

TO: BSC	TO: JSO	TO: KMA

35 Asusta Street, Even Yehuda, Israel 40500	No. 1 J Stanley-Owusu Street, PO Box 3751, Accra, Ghana	PO Box 1916 Kumasi, Ghana
Tel: +972 9 891 7438	Tel: +233 246 90 80 80	Tel: +233 3220 23184; 23707; 23991
Fax: +972 9 899 8615	Fax:	Fax: +233 3220 23184; 23707
Attn: Shlomi Palas	Attn: Stanley Owusu	Attn: Anthony Mensah
email: shlomi@bluespherecorporate.com	Email: stanleyclaude@hotmail.com	email: mensahanthony@hotmail.com

Article 16.  Waiver of Sovereign Immunity

To the extent that KMA has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid or execution or otherwise) with respect to itself or its property, KMA hereby irrevocably waives such immunity in respect of its obligations under this Agreement to the extent permitted by applicable law.

IN WITNESS WHEREOF, this Agreement is executed by each party by its duly authorized representative on the date set forth above.

Kumasi Metropolitan Assembly

Name: Hon. Samuel Sarpong
Title: Metropolitan Chief Executive

WITNESSED BY:-

Name: Mr. Edward Afari Gyem
Designation: Metro Coordinating Director

J Stanley-Owusu Group of Companies

Name: J. Stanley-Owusu
Title: Executive Chairman

WITNESSED BY:-

Name: Claude Stanley-Owusu
Designation: General Manager

Blue Sphere Corporation

Name:
Title:

WITNESSED BY:-

Name:
Designation:

Annex 1

Indicative Timetable for Implementing a CDM Landfill Gas Extraction Project at the Oti Sanitary Landfill
in Kumasi, Ghana

Event	Expected Timing
PIN and PDD	December 2010
Approval of Ghanaian DNA	December 2010
Validation of PDD	January 2011
Submission of validated PDD to Executive Board of CDM	February 2011
Registration of Project	July 2011
Purchase and installation of gas extraction system	August 2011
Verification	November 2011
Receipt of CERs	December 2011, which will be backdated to August 2011
Receipt of first revenue	January 2012